UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2008

PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-1609	34-1730488

(State or Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:
(440) 930-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2008, the Compensation and Governance Committee of the Board of Directors of PolyOne Corporation (the “Company”) approved the adoption of an amended and restated letter agreement (the “Letter Agreement”) with Stephen D. Newlin, which amended and restated the letter agreement pursuant to which Mr. Newlin agreed to serve as the Company’s Chairman, President and Chief Executive Officer, originally dated as of February 6, 2006. The Letter Agreement was amended (the “Amendments”) to provide Mr. Newlin with certain benefits upon a Qualifying Separation from Service (as defined below).

Under the Letter Agreement, Mr. Newlin will be considered to have a Qualifying Separation from Service if: (1)(a) he attained the age of 55 and had at least five years of service with the Company, serving as Chairman and Chief Executive Officer at the time of his retirement, and (b) the Board of Directors of the Company, in its sole discretion, has identified a suitable successor to the position of Chief Executive Officer; or (2) Mr. Newlin’s employment is involuntarily terminated other than for Serious Cause (as defined by the Letter Agreement).

The Amendments provide that if Mr. Newlin has a Qualifying Separation from Service, he will be treated as a retiree for purposes of any stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance units awarded to him as long-term incentive awards so that:

•
any SARs that are vested at the time of his Qualifying Separation from Service and any SARs that will become vested in the six-month period following his Qualifying Separation from Service may be exercised for the shorter of (1) three years from the date of his Qualifying Separation from Service or (2) the remainder of the term of the SARs;

•	following the third anniversary of the date of the grant of any RSUs, Mr. Newlin will receive a pro-rata portion of the RSUs; and

•
following the end of the performance period set forth in the award agreement for any performance units, Mr. Newlin will receive the performance units to which he would have been entitled had he remained employed by the Company through the end of the performance period, pro-rated based on the portion of the performance period during which he was employed by the Company.

The Amendments also provide that upon Mr. Newlin’s Qualifying Separation from Service, he will be entitled to annual Supplemental Executive Retirement Plan payments (the “SERP Payments”), payable in the form of a fifteen-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. The SERP Payments will be unsecured and unfunded obligations of the Company. If Mr. Newlin dies or incurs a Disability (as defined by the Letter Agreement) prior to a Qualifying Separation from Service, he also will be entitled to certain SERP Payments under the Letter Agreement.

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The Amendments also provide that upon Mr. Newlin’s Qualifying Separation from Service, he and his eligible dependents will have access to retiree medical benefits under the Company’s standard retiree medical benefit program, to the extent the Company continues to maintain such program for the benefit of its retirees and their eligible dependents.

Mr. Newlin will forfeit his right to receive the SERP Payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, disclosure of confidential information or deliberate dishonesty.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2008

POLYONE CORPORATION

By: /s/ Lisa K. Kunkle
Name: Lisa K. Kunkle
Title: Vice President, General Counsel and Secretary